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                                                                     EXHIBIT 9.1

                                  VOTING PROXY

     In consideration of autobytel.com inc. (the "Company") permitting the sale of $4 million of common stock of the Company by Peter R. Ellis, and for $10.00 paid in hand and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mr. Ellis hereby irrevocably appoints Mark Lorimer as Chief Executive Officer of the Company or any successor of his as Chief Executive Officer and/or Ann Delligatta as Chief Operating Officer of the Company or any successor of hers as Chief Operating Officer (each a "Proxy" and, collectively, the "Proxies") with power of substitution, agents and proxies of Mr. Ellis to represent Mr. Ellis with respect to 593,175 shares (the "Proxy Shares") of the common stock of the Company (i) at the annual or any special meeting of stockholders of the Company and at any and all adjournments of said meetings or (ii) in any written consent of stockholders without a meeting of the stockholders of the Company and to vote all of the Proxy Shares as either Proxy deems in his or her sole discretion appropriate or desirable on all matters and business as may properly come before any meeting of stockholders of the Company or any adjournments thereof or in any written consent of stockholders without a meeting and to take such other actions and exercise such other powers as Mr. Ellis, in his capacity as a stockholder of the Company, may do. This Voting Proxy is coupled with an interest and is irrevocable so long as Mr. Ellis owns any shares of common stock of the Company. This Voting Proxy shall terminate on the earlier of (a) the third anniversary of the date hereof or (b) at such time as Mr. Ellis sells the Proxy Shares to a person not affiliated with Mr. Ellis.

Dated: January 11, 1999
                                        /s/ Peter R. Ellis
                                        -----------------------------------
                                        Peter R. Ellis


*Please sign exactly as your name appears on the certificate or certificates representing your shares of common stock of the Company.